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                                                                     EXHIBIT 4.3


                        AMENDMENT TO WARRANT AGREEMENTS

     This AMENDMENT (this "Amendment") is an amendment to that certain Warrant Agreement, dated as of September 22, 1992, by and among Life Medical Sciences, Inc. (the "Company"), American Stock Transfer & Trust Company, as Warrant Agent (the "Warrant Agent"), and D.H. Blair Investment Banking Corp. ("Blair") and to that certain Warrant Agreement dated as of July 29, 1993 by and among the Company and the Warrant Agent (collectively, such agreements shall be referred to herein as the "Warrant Agreements"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Warrant Agreements.

                              W I T N E S S E T H:
                              - - - - - - - - - --

     WHEREAS, the Warrant Agreements govern the terms of the Company's outstanding Class A and Class B Warrants (collectively referred to, in addition to the Class B Warrants underlying the Class A Warrants, herein as the "Warrants"); and

     WHEREAS, the Company intends to effectuate an exercise offer (the "Exercise Offer"), pursuant to which the Company will reduce the exercise price of the Class A Warrants from $8.40 per share of Common Stock to approximately $1.205 per Warrant and reduce the exercise price of the Class B Warrants from $12.60 per share of Common Stock to approximately $1.205 per Warrant for a certain period of time ending at least 20 business days from commencement of the Exercise Offer (the "Offer Expiration Date");

     WHEREAS, the Company and the Warrant Agent deem the Exercise Offer to be desirable and to not adversely affect the interests of the holders of Warrant Certificates; and

     WHEREAS, the Company and the Warrant Agent desire to enter into this Amendment in order to amend the Warrant Agreements as required in order for the Company to effectuate the Exercise Offer.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto hereby amend the Warrant Agreements as follows:

     SECTION 1.  Amendment to Exercise Price of the Warrants.  During the
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Exercise Offer, the exercise price of the Warrants shall be $1.205 per Warrant;
provided, however, that the Company reserves the right, in its sole discretion,
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to adjust such exercise price, but in no event shall such exercise price be greater than the exercise price of the Warrants as in effect prior to the date of the Exercise Offer.

     SECTION 2.  Amendment to Terms of Exercise.  During the Exercise Offer,
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Section 4(a) of each of the Warrant Agreements shall be amended in its entirety, so that any Registered Holder desiring to exercise his Warrants during the Exercise Offer shall only be entitled to do so in accordance with the terms of the Exercise Offer, as set forth in the Exercise Offer/Prospectus and Letter of Transmittal included as an exhibit thereto.

     SECTION 3.  No Other Modifications.  Except as specifically provided in
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this Amendment and as otherwise necessary to make the terms of the Warrant
Agreements consistent with the amendments thereto effected hereby, the Warrant Agreements shall not be changed in any respect and shall continue in full force and effect in accordance with its terms (other than as modified hereby).

     SECTION 4.  Counterparts.  This Amendment may be executed in several
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counterparts, which taken together shall constitute a single document.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of July ___, 1998.


                              LIFE MEDICAL SCIENCES, INC.



                              By:
                                  Robert P. Hickey, Chief Executive Officer


                              AMERICAN STOCK TRANSFER & TRUST COMPANY



                              By:
                                  Authorized Officer